Deutsche Asset Management

A Member of the Deutsche Bank Group

Power of Attorney

By this Power of Attorney, Deutsche Asset Management, Inc. (the "Company") a corporation duly incorporated and existing under the laws of Delaware, having its registered office at 345 Park Avenue, New York, NY 10154, hereby appoints

1. Jeffrey A. Ruiz

2. Margaret Adams

to be the true and lawful representatives and attorneys-in-fact of the Company (each an "Attorney"). Each of the Attorneys, acting singly, shall have the power to report and publish in the Company's name and on behalf of the Company Form 3, 4 and 5 regulatory filings under Section 16 of the Securities Exchange Act of 1934.

In individual cases, each of the Attorneys may appoint and subsequently remove any sub-attorney to act in his stead.

This Power of Attorney may be rescinded by the Corporation at any time and shall terminate automatically when any such attorney-in-fact ceases to be employed by Deutsche Bank AG or one of its affiliates.

This Power of Attorney expires one year from the date hereof.

In witness whereof, this Power of Attorney has been executed by the Company as of August 26, 2003.

Deutsche Asset Management, Inc.

By:

Name: William G. Butterly, III

Title: Secretary